EXHIBIT 99.1

VirtualScopics Q4/FY 2008 Earnings Call
Thursday, February 26, 2009 – 11 am (EST)

Conference Call Operator will introduce Tim Ryan who will discuss the duration of the call and the format.

Tim Ryan:
Good morning everyone, thank you for joining us on our 4th Quarter and full year 2008 investor call at VirtualScopics.  My name is Tim Ryan, I am with the Shoreham Group,   We are pleased that you are taking the opportunity to learn more about VirtualScopics and are looking forward to updating you on our progress.

This call contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. When used in this presentation, statements that are not statements of current or historical fact may be deemed to be forward-looking statements.  Without limiting the foregoing, the words “plan”, “intend”, “may,” “will,” “expect,” “believe”, “could,” “anticipate,” “estimate,” or “continue” or similar expressions or other variations or comparable terminology are intended to identify such forward-looking statements. Listeners are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Except as required by law, the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Investors are urged to examine these and other risks and uncertainties detailed in VirtualScopics’ periodic public filings on file with the Securities and Exchange Commission.

This call will run for approximately 30 minutes.  We will begin with management introductions, followed by a brief Company overview.  We will follow our prepared statements with a Q&A session.  I will now turn this call over to VirtualScopics’ President & CEO – Jeff Markin

Jeff: Thanks Tim. Good Morning. With me today is Molly Henderson, our Chief Business and Financial Officer.

My discussion will focus on 3 areas:

1.	Significant achievements for 2008
2.	Outlook for 2009
3.	Early look at diagnostics

Our achievements in 2008 were both numerous and significant.

From a client perspective we increased our penetration of the top pharmaceutical and biotechnology companies by bringing on 3 new active customers’ bringing to 12 of the leading 15 global pharmaceutical companies who are active clients of ours. Of significant note is the fact that we have secured multiple contracts with all of these leading companies.  During 2008 we opened a European sales office which proved to be very successful in addressing the global nature of the market we serve and in fact one of these new top 3 clients is based in Europe.

During this past year we made some very significant enhancements to our service offering. In May 2008, we launched the VirtualScopics Promise, which we believe to be the first of its kind Quality and Service Guarantee in the Pharmaceutical Services Industry.  With this guarantee we commit to provide timely and accurate analyses delivered to our clients’ schedule requirements or the work is free.  This simple pledge demonstrates to our clients that we take our commitment to meet their study timelines very seriously and ultimately have “skin in the game” with them.

A further enhancement to our service offering was a new competitive pricing model within our oncology services that consolidates a broad set of structural biomarkers surrounding tumor size  assessment.  What was previously priced and offered on an ala carte basis for 2 and 3 dimensional measurements is now being offered as one standard package at a standard price that is consistent with what the industry is charging for a basic 2 dimensional measurement.  This affords our clients the ability to receive a very comprehensive set of information, competitively priced yielding them much greater information.

The combination of these two programs along with the rebranding work we completed early last year has been very well received and ultimately further differentiates our company and our offering in the marketplace.

From a scientific perspective we initiated projects incorporating two new imaging modalities FLT PET and fMRI.  These two emerging modalities expand our capabilities within oncology and neurology and continues to demonstrate to our clients the vast scientific expertise we are able to provide for their studies.

Also during 2008 we developed new capabilities in ultrasound and MRI in cardiovascular disease.  This development work was conducted in partnership with a large consortium investigating high risk plaques and their role in cardiac events in a patient population not previously identified as high risk.  We are excited by the potential we see in this area for future growth.

From an operational perspective we launched a new regulatory compliant site management and tracking system during 2008.  This system facilitates the very efficient startup and management of the imaging sites participating in our trials which for a large phase III study can number in the 100’s.  We have been told by clients who have reviewed the system that it is market leading in functionality and reporting capabilities.

Also during 2008 we continued our penetration of lean six sigma throughout the organization.  It is in fact the maturity of our lean initiative that gave us the capability to confidently offer the VirtualScopics promise, our quality and service guarantee.  Our demonstrated operational performance gives our clients confidence that we can scale our operations to take on additional and larger studies, especially large phase III studies,  in a way that continues to meet and exceed their needs.  A key requirement for us to continue our growth.

Lastly with respect to 2008, all of this work to expand our client base, enhance our value proposition, and increase our operational capabilities would be for naught if it did not directly translate to our financial performance.  Molly will provide specific detail around this in her remarks, but it goes without saying that I am very proud of the superb financial performance our team delivered in 2008.

As we look to 2009 the current state of the world economy requires us to take a somewhat conservative approach to the year.  While we have not seen as yet a significant impact to our business we believe it is prudent to take a cautious approach to cash management and hiring.

That being said we will continue to expand the business and scale the company as our backlog comes on line.  Major areas of focus continue to be expanding our internal software capabilities to offer our clients real time access to the operational status of their trials along with study to date data analysis.  These capabilities will not only further extend our value proposition but also offers the opportunity for significant operational efficiencies.

While remaining somewhat cautious we expect that the momentum we demonstrated in backlog growth should continue in 2009.  To that end we have expanded our marketing team as we see investments here as critical to the further growth of our customer base and revenue.

During 2009 we anticipate adding an operational capability in Europe to facilitate the efficient startup of studies originating with our European clients.  We believe that this investment coupled with our European sales office will enhance our ability to support our European customers.

On top of these specific actions for 2009 we will continue to focus on expanding our customer base, growing contract awards, and further expanding our operational capabilities and efficiencies.  We enjoyed great success in 2008 and are confident that the programs that delivered that success will continue to drive benefits in 2009.

The last area I want to touch on before I turn things over to Molly is our approach with respect to diagnostics, which is an area of significant opportunity for the company.

Much of what is present in the diagnostics space today is outcomes based.  That is are tumors getting bigger or smaller? Is pain increasing or decreasing over time?  While outcomes are extremely important in assessing the ultimate success or failure of a particular procedure or drug it can take months of treatment before an assessment can be made with respect to the impact of that drug on a particular patient.

A potential complimentary approach is to augment an outcomes based care strategy with a personalized component that directly measures the mechanism of action of the particular drug with respect to that particular patient.  This focus on response to drug mechanism can be observed much earlier, in some cases in as little time as 24-48 hours.  In cancer treatment this very early view into an individual’s response to drug mechanism can assist a clinician in deciding whether to continue with the current therapy or to change to an alternate therapy potentially weeks before they would anticipate seeing an impact to an outcome measure like tumor burden.  This early view of response affords potential benefits to patients and clinicians but we also believe has benefits to the pharmaceutical companies and ultimately to positively impacting the rising nature of health care costs.

While we can’t go into specific details during this call we have conducted multiple sessions with clinicians and members of the payer community and are very encouraged by the early responses from these sessions.

During early 2009 we plan to progress these efforts and look forward to providing a more formal update at our annual meeting in May.

Now let me turn it over to Molly for a detailed financial review of 2008 and our financial guidance for 2009.

MOLLY:
Thanks Jeff.

I will start by providing insight into our financial approach as we entered 2008 in addition to providing a summary of our December 31, 2008 fourth quarter results. I will conclude with an outlook for 2009 and a quick update on our position with respect to the financial markets.

In October of 2007, we took a hard look at the company. We looked at the needs of our customers, the changing nature of the industry, our core strengths, and also noted the increasing difficulty in raising capital in the financial markets. Based on our assessment and consideration of these items we developed a plan as to how we could best direct the company and capitalize on the great opportunities we saw while minimizing our cash outlay. Shortly after we began implementation of this plan, we provided guidance to the financial markets on our anticipated  revenues and gross margin for 2008. Most importantly, we announced that we had set a significant milestone for the company to be cash flow breakeven on an operating basis by the end of 2008. Cash flow breakeven being defined as operating loss less depreciation, amortization and stock compensation expense. This is a critical milestone for any company and one we felt we needed to achieve.  At that time we couldn’t have predicted the current state of the economy and financial markets  but experience told us  raising additional capital could  only become more challenging.

A lot transpired over the past year, so it is with great pleasure that I report to you that we achieved all three of our stated financial objectives for 2008. Our revenues exceeded our target of $7 million, we achieved the 50% margin target in the fourth quarter, and we were operating cash flow breakeven in the fourth quarter of 2008.

I will now provide a summary of our fourth quarter results.

Starting with our fourth quarter 2008 statement of operations. Revenues for the quarter ended December 31, 2008 were over $1.9 million compared to over $1.4 million for the same period in 2007, representing a 33% increase.  The increase is largely attributable to the greater demand for, and the expansion of, our services within the industry which is leading to higher average contract sizes. In 2007, our average new contract was just over $200,000, in 2008, the average size was just over $350,000, an increase of 75%. This increase is driven by the shift to later stage trials which have more sites and patients enrolled in the studies, which ultimately results in more analyses being performed. During 2008, we performed work for 90 projects representing 33 customers. Our sales pipeline continues to strengthen as does our project backlog. Our project backlog represents the remaining term and associated dollars from our active customer contracts and awards. As we previously announced at the beginning of December, our project backlog was over $27 million which compared to $14.7 million at the same point a year prior, representing an 84% increase. The length of the studies included in the backlog ranges from 2 months to 6 years.

Our gross profit for the three months ended December 31, 2008 increased 90% to $974,000 compared to $513,000 for the quarter ended December 31, 2007. Gross margin improved 15 percentage points, to 50% for the quarter ended December 31, 2008, over the comparable quarter in 2007. The improvement is directly related to our realignment at the end of 2007 and efficiencies made within our operations enabling us to process higher volume of data and perform site management services without adding a significant amount resources. Throughout 2008, we focused on continuous improvement within our operations and further invested in the enhancement of our production platform to gain efficiencies and better meet the needs of our customers. As demonstrated by the 50% gross margin in the fourth quarter, we believe we have a solid foundation of a successful business and as our revenues continue to grow we are confident that we can appropriately scale the business to continue our focus on the customer while delivering solid financial results.

Research & development costs decreased 23% to $243,000 for the quarter ended December 31, 2008 compared to 2007.  This decrease is also a result of the realignment of our resources at the end of 2007 as mentioned previously. Our research and development efforts remain centered around product enhancements in disease areas such as oncology, cardiology and musculoskeletal diseases, as well as the creation of operational efficiencies within our current software platform. As evidence of our focus within this area, and as Jeff mentioned, in 2008, we developed a tool which automates the detection of high risk plaques for patients with cardiovascular disease. We will continue to pursue these opportunities and capitalize on our strong scientific and software technologies.

Sales & marketing costs increased $89,000 to $283,000 for the quarter ended December 31, 2008.  The increase is related to the expansion of our sales team over the past year and an increase in the sales efforts within the company. We continue to invest in sales and marketing to assist in the broader communication of our service offerings and capabilities within the industry. We have determined that industry targeted conferences where our scientists have the opportunity to present on our findings as well as effective marketing including frequent direct updates with our targeted customer base on industry and technology advancements are effective ways to broaden awareness and we anticipate continuing these efforts in 2009.

General and administrative costs decreased 23%, or a $134,000, in the fourth quarter of 2008 when compared to 2007 due to lower legal, audit and administrative costs during the quarter. We do anticipate slightly higher general and administrative costs in 2009 as we hire within targeted areas to support our growing business and as we develop our compliance with Section 404 of the Sarbanes Oxley Act.

Our operating loss for the three months ended December 31, 2008 was $314,000 compared to $1,142,000 for the same period in 2007. We are extremely pleased with the 73% reduction in our operating loss which is a result of the higher revenues and lower expenditures as outlined above.

Turning to the balance sheet. As of December 31, 2008, we had approximately $3.1 million in unrestricted cash on hand. The change in our unrestricted cash balance for the full year of 2008 was approximately $800,000, compared to over $2.8 million used in the full year of 2007.

In looking towards 2009, we are mindful of the state of the economy and the impact it could have on our customers and ultimately our business. At this point, we have not experienced a change in the level of interest in our services, however, we will continue to monitor the level of request for proposals, awards and contracts and anticipate any downward impact that may occur. Therefore, we are targeting our revenues for 2009 to range from $9 to $10 million and we anticipate gross margins approximating 50%. Overall, we are extremely pleased with the significant progress we’ve made in minimizing our overall cash usage but will also continue to invest in areas that will yield a solid economic return and in support of servicing a greater amount of projects in 2009. During the first two quarters of 2009, we anticipate hiring a few select positions to support our growing backlog.  We are mindful of the impact that growth can have on our ability to satisfy our customers and we are focused on maintaining the high quality level of service our customers have grown to expect from us. All being said we do not expect our operating cash outflow to exceed $100,000 on a quarterly basis during the first two quarters and expect to generate cash thereafter, based on our revenue forecast for 2009.

I will now turn my discussion to our approach with financial markets. Based on extensions granted by Nasdaq we now have until August 2009 to show compliance with the $1 minimum closing bid price. As I’ve stated in the past, we believe maintaining our Nasdaq listing is important for our visibility in the financial markets and the building of long-term sustainable value for our stockholders, therefore, we will take the steps necessary to ensure that we do what we believe is best for the company and our stockholders. Lastly, during this unprecedented period of volatility in the financial markets, we believe it is important to continue to get the story of VirtualScopics out to the investment community. We have continued our investor relations outreach on a targeted basis and are working diligently to get the interest we believe we are deserving of from the investment community. At the current stock price and with our solid financial results for 2008, we truly believe this is a great investment opportunity.

I will now turn it back to Jeff for final comments

Jeff:
Thank-you Molly.  As you can see the company achieved many of the goals that we had publicly forecasted for 2008, the most significant of which was turning cash flow break even on operating basis in the 4th quarter and even with the current economic situation we feel we are entering 2009 with significant positive momentum which should enable us to have a very good year financially.
JEFF:
We would now like to open the Q&A session.

Jeff:
Given that there are no additional questions we would like to close today’s call.    2008 was a very memorable year for the company but it is now past.  Our focus is squarely set on 2009 where we expect to continue to drive significant growth in revenue and gross profit in the core clinical trials business while pursuing entry into diagnostics which holds great additional promise for the company.  We appreciate everyone taking the time to participate in this call and wish you a good rest of day.

Goodbye